Exhibit 99.1

For Further Information

OSI Systems, Inc

Jeremy	Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

(310) 717 9182

SPACELABS HEALTHCARE COMPLETES ACQUISITION OF DEL MAR

REYNOLDS CARDIOLOGY BUSINESS

HAWTHORNE, Calif.—(BUSINESS WIRE)—July 31, 2006: OSI Systems, Inc. (NASDAQ: OSIS) announced today that its healthcare subsidiary, Spacelabs Healthcare, Inc., has completed its acquisition of Del Mar Reynolds Limited and Del Mar Reynolds Medical, Inc. (collectively, “DMR”) representing the Cardiac Division of Ferraris Group plc (“Ferraris”).

Under the terms of the agreement, Spacelabs paid Ferraris approximately £14 million ($25.5 million) in cash, subject to an adjustment of plus or minus £1 million ($1.8 million) based upon revenue and EBITDA results for DMR for the 13 month period ended September 30, 2006. In addition, Spacelabs has agreed to a further earn-out provision whereby Spacelabs would potentially pay Ferraris up to £5 million ($9.1 million) if DMR achieves certain revenue targets in fiscal 2007. Spacelabs has financed the acquisition through a senior credit facility.

OSI Systems’ CEO, Mr. Deepak Chopra, stated, “We welcome the customers, vendors and employees of DMR to Spacelabs Healthcare. We look forward to DMR being a positive contributor to our growth plans. The acquisition allows us to expand our product portfolio to the hospital market, strengthen our geographic presence in both the UK and German markets while also allowing us to essentially double the geographic presence and revenue of our Core Lab business for clinical trials.”

Spacelabs Healthcare is comprised of several healthcare businesses, including patient monitoring, anesthesia, pulse oximetry, osteoporosis diagnostics, clinical trials and now cardiology. The cardiology business will be headed by Gary Grenter, the current President of DMR.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia delivery products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

About Spacelabs Healthcare, Inc.

Spacelabs Healthcare (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, pulse oximeters and sensors and bone densitometers selling to hospitals, clinics and physicians offices. Additionally, the company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data are recorded, analyzed, tabulated and interpreted.

The company has established brand names in both medical devices and medical services such as “Spacelabs,” “Blease” and “Dolphin.” The company employs approximately 1,050 personnel in its 14 offices in the UK, Canada, France, Germany, Finland, Singapore and the United States. The company conducts its manufacturing and R&D in India, the UK and the United States.

About Del Mar Reynolds

Del Mar Reynolds is a leading designer, manufacturer and seller of non-invasive diagnostic cardiology monitoring solutions for hospitals and clinics worldwide. Additionally, the company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data are recorded, analyzed, tabulated and interpreted.

The company specializes in Holter monitoring products including Holter recorders, stress systems, ECG machines, trans-telephonic ECG monitoring, ambulatory blood pressure monitoring, event recording, apnea monitoring and information management systems. The business employs approximately 233 personnel in its five offices located in the UK, Germany and the United States.

Del Mar Reynolds is currently a wholly-owned subsidiary of Ferraris, a UK public company listed in the Official List of the London Stock Exchange.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding the acquisition of Del Mar Reynolds and the benefits expected to arise following the closing. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the combined operations will in fact achieve any of the currently expected benefits, such as expanded product offerings, increased sales or improvements in the Core Lab business, among other improvements. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.